Exhibit 10.2

THE Equity Residential

Supplemental Executive Retirement Plan

As Amended and Restated

Effective APRIL 1, 2017

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Table of Contents

(continued)

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ARTICLE 1
INTRODUCTION

1.1Purpose of Plan

EQR initially adopted the Plan to provide a means by which certain employees could elect to defer receipt of portions of their Compensation and to provide opportunities for such individuals to save for retirement.  This Plan shall apply to amounts which were not earned and vested as of December 31, 2004 and are therefore subject to Code Section 409A.  Amounts which were earned and vested as of December 31, 2004 shall remain subject to the terms of a separate plan, The Equity Residential Grandfathered Supplemental Executive Retirement Plan.  Except as otherwise indicated, the provisions of this Plan as amended and restated in this document are effective April 1, 2017 and apply only to Elective Deferrals and Share Deferrals made on or after that date and all Accounts which have not been fully distributed.  Prior deferrals and prior distribution elections are subject to the provisions of the Plan in effect at the time of the deferral or distribution election.

1.2Status of Plan

Except with respect to the participation of Eligible Trustees, it is intended that the Plan be "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or "highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and that the Plan be interpreted and administered consistent with that intent.  The Plan is also intended to comply in all respects with Code Section 409A and it is intended that the Plan be interpreted consistent with that intent.

1.3Good Faith Compliance

Notwithstanding anything in this Plan to the contrary, EQR may permit a Participant to take an action prior to December 31, 2008 inconsistent with this Plan so long as such action is either:  (i) permitted under the transitional rules contained in Treasury Regulations and other guidance issued pursuant to Code Section 409A, or (ii) is otherwise consistent with a reasonable good faith interpretation of Code Section 409A.

ARTICLE 2
DEFINITIONS

Wherever used herein, the following terms have the meanings set forth below, unless a different meaning is clearly required by the context:

2.1Account  means, for each Participant, the account established for his or her benefit under Section 5.1 hereof.  The Account may include up to 3 Retirement Sub-Accounts and up to 4 In-Service Sub-Accounts, provided that the Plan Administrator may permit additional Sub-Accounts in its sole discretion.  A Sub-Account (or Sub-Accounts) shall also be established for any Employer Contributions.  The capitalized term "Sub-Account" refers to, as may be applicable, a Retirement Sub-Account, an In-Service Sub-Account or an Employer Contribution Sub-Account.

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2.2Code  means the Internal Revenue Code of 1986, as amended from time to time.  Reference to any section or subsection of the Code includes reference to any comparable or succeeding provisions of any legislation which amends, supplements or replaces such section or subsection.

2.3Compensation  means cash compensation payable by an Employer (before deductions) for service performed for the Employer that currently would be includable in gross income and may consist of either the Participant's (i) salary, (ii) commissions, and/or (iii) Incentive Pay.  In the case of an Eligible Trustee, "Compensation" means all cash remuneration otherwise payable to him or her for service as a member of the Board of Trustees, including but not limited to any retainer and committee or chair fees.

2.4Development Incentive Plan  means EQR's Development Group Long Term Incentive Plan.

2.5Elective Deferral  means the portion of Compensation which is deferred by a Participant under Section 4.1 hereof.

2.6Eligible Employee  means an employee of an Employer who is either:  (i) a highly compensated employee (as that term is defined in Code Section 414(q)) with respect to the Equity Residential Advantage Retirement Savings Plan during the current Plan Year or either of the two preceding Plan Years; or (ii) an employee whose annual base salary on an Entry Date is not less than the threshold for determining whether the employee is a highly compensated employee.  Notwithstanding the foregoing, an employee shall not be considered an Eligible Employee if such employee is employed in a property level position or a corporate position below the management level.  An employee ceases to be an Eligible Employee if the employee has ceased to be a highly compensated employee for three consecutive Plan Years and has an annual base salary on the Entry Date following such three year period of less than the threshold for determining whether the employee is a highly compensated employee.

2.7Eligible Trustee  means, on any Entry Date, a member of the Board of Trustees of EQR who is not an employee of EQR.

2.8Employer  means EQR, Equity Residential Services, LLC, Equity Residential Services II, LLC, Equity Residential Properties Management Limited Partnership, Equity Residential Properties Management Limited Partnership II, Equity Residential Properties Management Corp. and each other entity that is affiliated with EQR and that adopts the Plan with the consent of EQR.

2.9Employer Contribution means a credit by an Employer to the Account of an Eligible Employee which is not an Elective Deferral or a Share Deferral.

2.10Enrollment Form  means the form prescribed by the Plan Administrator and pursuant to which a Participant may, at the Plan Administrators discretion, make elections to defer Compensation, defer Restricted Shares, defer dividend income from Restricted Shares and related elections, hereunder.  The Enrollment Form may be completed, signed and returned, or completed and submitted electronically.

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2.11Entry Date  means (i) the January 1, April 1, July 1 and October 1 (or such other date as is determined by the Plan Administrator with respect to a Participant) after an individual first becomes an Eligible Employee or an Eligible Trustee (the "Initial Entry Date"); or (ii) the beginning of any Plan Year after the Participant's Initial Entry Date.  Notwithstanding the foregoing, the Initial Entry Date of an employee who becomes an Eligible Employee based on such employee’s status as a highly compensated employee with respect to the Equity Residential Advantage Retirement Savings Plan shall be April 1 of the Plan Year during which the employee is first considered a highly compensated employee.

2.12EQR  means Equity Residential, and any successor thereto.

2.13ERISA  means the Employee Retirement Income Security Act of 1974, as amended from time to time.  Reference to any section or subsection of ERISA includes reference to any comparable or succeeding provisions of any legislation that amends, supplements or replaces such section or subsection.

2.14Extended Company  means an Employer and any other entity so designated by the Plan Administrator, but only if such other entity maintains a non-qualified deferred compensation arrangement that provides that if an employee terminates his or her employment with the entity and immediately accepts a position with EQR, his or her employment is not treated as having terminated for purposes of distributions under such arrangement.  The Plan Administrator may change the entities designated as Extended Companies from time to time as it deems appropriate.  For purposes of determining whether a Participant has had a Separation from Service, the term "Extended Company" shall include all entities which must be aggregated when determining whether a participant has had a Separation from Service under Code Section 409A.

2.15Funding Trust  means the grantor trust established by EQR to hold assets deferred or contributed under the Plan.

2.16Funding Trustee  means the trustee or trustees under the Funding Trust.

2.17Incentive Pay  means compensation which is paid based on the satisfaction of performance standards, metrics or goals, including, without limitation, annual performance bonuses and payments under the Development Incentive Plan.  Incentive Pay does not include salary or commissions and may, or may not, be Performance Based Compensation.

2.18In-Service Sub-Account means a Sub-Account of the Account which a Participant elects to receive upon the earlier of a Plan Year designated by the Participant or following the Participant’s Separation from Service.  An In-Service Sub-Account election shall designate a particular Plan Year in which the In-Service Sub-Account shall be distributed (if not distributed in accordance with Section 7.1(c) hereof following the Participant’s Separation from Service).

2.19Participant  means any individual who participates in the Plan in accordance with Article 3.

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2.20Performance Based Compensation  means performance based compensation within the meaning of Treasury Regulation 1.409A-1(e).

2.21Plan  means The Equity Residential Supplemental Executive Retirement Plan as amended and restated herein, and as further amended from time to time.

2.22Plan Administrator  means the Executive Vice President, Human Resources, or such other person, persons or entity designated by EQR to administer the Plan and to serve as the agent for the settlor of the Funding Trust as contemplated by the agreement establishing the Funding Trust.  If no such person or entity is so serving at any time, EQR shall be the Plan Administrator.

2.23Plan Year  means the 12-month period ending on December 31.

2.24Restricted Share  means a Share that at the time of grant is:  (i) subject to a substantial risk of forfeiture for purposes of Code Section 83; (ii) that is being granted to an Eligible Employee whose employment by Employer commenced prior to January 1, 2009 and who as of the date of grant will be age 62 or above; or (iii) that is being granted to an executive pursuant to the multi-year performance award agreement otherwise known to Eligible Employees as EQR’s Long Term Incentive Plan for executives.

2.25Retirement Sub-Account means a Sub-Account of the Account which the Participant elects to receive following the Participant’s Separation from Service.

2.26Separation from Service  means, with respect to an Eligible Employee, a termination of employment and with respect to an Eligible Trustee means the complete termination of services as a trustee.  Whether a termination of employment has occurred with respect to an Eligible Employee is based on whether the facts and circumstances indicate that no further services will be performed for the Extended Company after a certain date or that the level of bona fide services that the employee would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the employee has been providing services to the employer for less than 36 months).

2.27Share  means a share of beneficial interest, par value $.01 per share, of EQR.

2.28Share Deferral  means the deferral of one or more Restricted Shares by a Participant under Section 4.2.

2.29Share Unit means a bookkeeping entry reflecting the deemed investment of a Participant’s Account in a Share.

2.30Specified Employee means, for any Plan Year, a service provider to the Extended Company who, was a key employee (within the meaning of Code Section 416(i)(1)(A)(i), (ii) or (iii)) with respect to the Extended Company at any time during the 12-month period ending as of the previous December 31.

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2.31Unforeseeable Emergency  means a severe financial hardship to the Participant resulting from any of the following:

(a)an illness or accident of the Participant, the Participant's spouse, the Participant's beneficiary, or the Participant's dependent (as defined in Code Section 152, without regard to Section 152(b)(1), (b)(2) and (d)(1)(B)).

(b)loss of the Participant's property due to casualty; or

(c)other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

ARTICLE 3
PARTICIPATION

3.1Satisfaction of Eligibility Requirements

Prior to each Entry Date, the Plan Administrator shall determine in its discretion the identity of those Eligible Employees and Eligible Trustees who may commence or continue their participation in the Plan as of such Entry Date.  The Plan Administrator will notify Eligible Employees and Eligible Trustees of their eligibility to participate in the Plan and provide them with information regarding enrollment.

3.2Commencement of Participation

An Eligible Employee or Eligible Trustee shall become a Participant in the Plan on the first date as of which an Elective Deferral, Share Deferral or Employer Contribution is credited to his or her Account.

3.3Continued Participation

If a Participant ceases to be an Eligible Employee or an Eligible Trustee, such Participant may no longer make Elective Deferrals or Share Deferrals but shall continue to be a Participant so long as any amount remains credited to his or her Account.

ARTICLE 4
ELECTIVE AND SHARE DEFERRALS AND EMPLOYER CONTRIBUTIONS

4.1Elective Deferrals of Compensation

(a)An individual who is an Eligible Employee or Eligible Trustee may elect to defer receipt of a whole percentage or whole dollar amount of up to 25% (or 100% in the case of an Eligible Trustee) of the Compensation (exclusive of any Incentive Pay) otherwise payable to him or her, on and after a subsequent Entry Date for the applicable Plan Year.  In addition, subject to the provisions of subsection (b) (iii) below, an Eligible Employee may elect to defer up to 100% of any Incentive Pay payable during a Plan Year.  Also, an Eligible Employee may separately elect to defer from his salary in any Plan Year, an amount equal up to 100% of the elective deferrals refunded to such Eligible Employee from the Equity Residential Advantage

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Retirement Savings Plan during such Plan Year.  An Eligible Employee or Eligible Trustee who desires to elect such a deferral shall complete and submit an Enrollment Form (in writing or electronically) with the Plan Administrator.

(b)Each Enrollment Form shall be effective as described in clauses (i), (ii), (iii) or (iv) below.

(i)

An Enrollment Form with respect to salary and commissions paid from and after the Entry Date shall be submitted on or before a deadline established by the Plan Administrator, but in no event later than the date that precedes such Entry Date.

(ii)

Notwithstanding clause (i), in the case of a Participant's Initial Entry Date, the Enrollment Form will be effective with respect to salary and commissions received for services performed after the Enrollment Form is submitted, if it is filed within 30 days after the Participant's Initial Entry Date.

(iii)

An Enrollment Form with respect to Incentive Pay which qualifies as Performance Based Compensation (including, without limitation, with respect to the Development Incentive Plan) shall be submitted on or before a deadline established by the Plan Administrator, but in no event later than:  (i) with respect to Performance Based Compensation which is earned over a predefined performance period, the date which is six months prior to the end of the predefined performance period; or (ii) with respect to Performance Based Compensation which is not earned over a pre-defined performance period, a date determined by the Plan Administrator which is at least six months prior to the end of the performance period in which the Performance Based Compensation is earned.  An enrollment form with respect to Incentive Pay which does not qualify as Performance Based Compensation, shall be submitted before the first day of the performance period on which the Incentive Pay is based.

(iv)

An Enrollment Form with respect to elective deferrals refunded to such Eligible Employee from the Equity Residential Advantage Retirement Savings Plan shall be submitted before January 1 of the Plan Year in which the elective deferrals from the Equity Residential Advantage Retirement Savings Plan are refunded.  Deferrals pursuant to this provision shall be made from salary paid in April of the Plan Year in which the elective deferrals under the Equity Residential Retirement Savings Plan are refunded.  The Employer may, in its sole discretion, spread the deferrals over more than one pay cycle.

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(c)Each Enrollment Form shall be effective for all Compensation to which such Enrollment Form applies.  At the Plan Administrator’s discretion, an election to defer salary or commissions also shall apply from and after subsequent Entry Dates unless changed as provided herein, or until such time (if any) that the Participant is suspended from making Elective Deferrals or Share Deferrals pursuant to the Plan, as provided under Section 3.3.

(d)A Participant’s Enrollment Form shall designate the whole percentage or whole dollar amount of such Participant’s Compensation deferrals to be credited to one or more of the Participant’s Retirement Sub-Accounts or to one or more of the Participant’s In-Service Sub-Accounts.  New Sub-Accounts shall be established based on Participant Enrollment Forms and shall be effective with respect to Compensation to which such Enrollment Forms apply.  At the Plan Administrator’s discretion, in the absence of a specific designation of the applicable Sub-Account, the Compensation deferrals shall be allocated to the Sub-Accounts designated in the last valid election.  Unless the Plan Administrator handles otherwise, deferral of salary equal to the elective deferrals refunded from the Equity Residential Advantage Retirement Savings Plan shall be credited to the same Sub-Accounts in the same proportions as other elective salary deferrals.

4.2Share Deferrals

(a)An individual who is an Eligible Employee or Eligible Trustee and who is to receive a grant of a Restricted Share may elect to defer, with respect to a Restricted Share, the ownership of the Share.  An Eligible Employee or Eligible Trustee who desires to elect a Share Deferral shall complete and file an Enrollment Form with the Plan Administrator.

(b)An election pursuant to paragraph (a) with respect to Restricted Shares which are Performance-Based Compensation but are not vested based on performance criteria must be made at least six months prior to the end of the performance period on which the award grant is based.  If said Restricted Shares are subject to vesting based on performance criteria such election shall be made at least six months prior to the end of the performance period on which the vesting is based.

(c)Notwithstanding the foregoing provisions of this Section 4.2, the Participant's Account shall not hold any Restricted Share deferred by the Participant in accordance with paragraph (a) above.  Instead, the Plan Administrator shall credit to the Participant's Account an amount equal to the number of Share Units equal to the number of Restricted Shares that would otherwise be received by the Participant.  Notwithstanding the foregoing, the Funding Trustee may hold Shares.

(d)An Enrollment Form for an election pursuant to paragraph (a) shall designate whether the Restricted Shares deferred by the Participant shall be credited to one or more of the Participant’s Retirement Sub-Accounts or to one or more of the Participant’s In-Service Sub-Accounts and in what percentage.  New Sub-Accounts shall be established based on Participant Enrollment Forms and shall be effective with respect to the Restricted Shares to which such Enrollment Form applies. At the Plan Administrator’s discretion, in the absence of a specific designation of the applicable Sub-Account, the deferrals shall be allocated to the Sub-Accounts designated in the last valid elections with respect to Share Deferrals.

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(e)With respect to dividend equivalents relating to Shares subject to a Share Deferral election made pursuant to paragraph (a), the Enrollment Form for such Share Deferral shall automatically be deemed an election by the Participant to:  (i) not defer distribution of any dividend equivalents from the subject Shares prior to vesting; and (ii) defer distribution of dividend equivalents from the subject Shares at and following vesting.  The deferral of such dividend equivalents shall be allocated to the Sub-Account(s) designated for the related Shares.  Notwithstanding the foregoing, Participants making a Share Deferral election with respect to Shares granted under EQR's Long Term Incentive Plan for executives may, at the Plan Administrator's discretion, make deferral elections with respect to related dividend equivalents that are different than the automatic elections described in this paragraph (e).

4.3Enrollment Forms

All Enrollment Forms submitted pursuant to Article 4 shall be irrevocable (i) with respect to Elective Deferrals under Section 4.1, and (ii) for Share Deferrals under Section 4.2, with respect to the Restricted Shares subject thereto.  Notwithstanding the foregoing, if an Unforeseeable Emergency occurs with respect to a Participant, he or she may revoke his or her Enrollment Form (but only to the extent reasonably needed to relieve the Unforeseeable Emergency) and only prospectively.

4.4Employer Contribution.

Employer Contributions may be made at any time in the Employer’s sole discretion.  Such Employer Contributions shall be allocated to the Accounts and Sub-Accounts of Eligible Employees in the amounts determined by the Employer in its sole discretion and shall be subject to such vesting, distribution and other rules as are determined by the Employer in its sole discretion.

ARTICLE 5
ACCOUNTS

5.1Accounts

The Plan Administrator shall establish an Account and such Sub-Accounts as are appropriate for each Participant reflecting Elective Deferrals, Share Deferrals and Employer Contributions credited to the Participant together with any adjustments for income, gain or loss and any payments from the Account.  Elective Deferrals will be credited to the Account and Sub-Accounts of each applicable Participant as of the later of the date they are received by the Funding Trustee or the date the Funding Trustee receives from the Plan Administrator such instructions as the Funding Trustee may reasonably require to allocate the amount received among the investments maintained by the Funding Trustee.  Share Units attributable to Share Deferrals will be credited to the Account and Sub-Accounts of the Participant on the date a Restricted Share is granted.  Employer Contributions shall be credited in the manner determined by the Employer.  As soon as practicable following the last business day of each calendar quarter, the Plan Administrator (or its designee) shall provide the Participant with a statement of such Participant's Account reflecting the income, gains and losses (realized and unrealized), amounts of deferrals and distributions with respect to such Account since the prior statement, provided that such statement may reflect Share Units relating to unvested Shares to the extent reasonably practicable.

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5.2Investments

(a)The assets of the Funding Trust shall be invested in such investments, including Shares, as the Funding Trustee shall determine.  The Funding Trustee may (but is not required to) consider the Employer's or a Participant's investment preferences when investing such assets including that the Funding Trustee hold mutual funds (load or no-load).

(b)Expense charges for transactions performed at the request of each Participant shall be paid from each respective Participant’s Account and will be listed on the quarterly statement for such Account.  Other Plan charges and administrative expenses may be paid by the Employer or by the Participant if disclosed to the Participant in advance.

(c)Notwithstanding anything in this Section 5.2 to the contrary, a Participant who elects to defer Restricted Shares and is credited with Share Units in such Participant’s Account shall be prohibited from converting his or her Share Units to any other investment and all Share Units held in a Participant's Account shall be distributed in kind as Shares, subject to the terms of Article 7 hereof.

(d)Subject to paragraph (a) above, a Participant may request that different Sub-Accounts reflect the Funding Trust’s investment in different mutual funds or other investments.

ARTICLE 6
VESTING

Except as otherwise provided with respect to an Employer Contribution and subject to the actual vesting terms of grants of Restricted Shares, a Participant shall at all times have a fully vested and non-forfeitable right to all Elective Deferrals and Share Deferrals credited to his or her Account, adjusted for income, gain and loss attributable thereto.

ARTICLE 7
PAYMENTS

7.1Election as to Time and Form of Payment

(a)Subject to the limitations of this Article 7, a Participant may specify on the Participant's Enrollment Form the distribution date at which each of the Participant's Sub-Accounts will be paid or commence to be paid to the Participant.  Such commencement date for the Participant’s Retirement Sub-Accounts may be the Participant's Separation from Service or in any January following the Participant's Separation from Service.

(b)The Participant's election with respect to the distribution of each of the Participant’s Retirement Sub-Accounts under this Section 7.1 may provide for payments to be made in the form of:

(i)	A single lump-sum payment;

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(ii)

Annual installments over a period elected by the Participant of up to ten (10) years, the amount of each installment to equal the then balance of the Sub-Account divided by the number of installments remaining to be paid; or

(iii)	a combination of (i) and (ii).

All distributions must be completed within ten (10) years of the Participant's Separation from Service.  To the extent that a Restricted Share vests after a Participant’s Separation from Service, the Participant shall receive the portion of the Participant’s Account attributable to such Restricted Share on the later of the date such amount would otherwise be paid or the date such Restricted Share vests.

(c)A Participant may elect to distribute an In-Service Sub-Account under this Section 7 in any Plan Year which is at least two years after the year in which deferrals are first made to such Sub-Account.  Distribution of any Participant’s In-Service Sub-Account under this Section 7 shall be made at the Participant’s election in a lump sum or in installments over a period of up to 4 years during a calendar month determined by the Plan Administrator.  Notwithstanding any election made pursuant to this Section 7 (but subject to Section 7.1(g) in the case of a Specified Employee) upon Separation from Service all In-Service Sub-Accounts, other than those payable in installments where installment payments have already commenced prior to Separation from Service, shall be distributed in the manner specified in the most recent distribution election form executed with respect to the initial Retirement Sub-Account of the Participant.

(d)A Participant may change a date and/or form elected for distribution pursuant to paragraphs (a), (b) and (c); provided that (i) the change is filed with the Plan Administrator at least one year before the date on which the previously elected distribution date occurs; (ii) the new distribution date and/or form does not take effect for a year after the new election is made; and (iii) the first distribution under the new election occurs no earlier than 5 years after the date on which the distribution would otherwise have occurred.

(e)Except as provided in Sections 7.2, 7.3 and 7.4, payments from a Participant's Account shall be made in accordance with the Participant's elections under this Section 7.1.  If no election is made by a Participant with respect to all or a part of a Participant's Deferrals, or an election is invalid, distribution shall be made in a single lump sum upon the Participant's Separation from Service.

(f)Payments from a Participant's Account shall be in cash or in kind (comprising assets of the Funding Trust), as determined by the Funding Trustee except that all Share Units held in a Participant's Account shall be distributed in Shares.  The Funding Trustee may (but is not required to) consider the Employer's or a Participant's preferences when determining the form in which payment is made from the Participant's Account.

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(g)Notwithstanding any provision of this Plan to the contrary, no payments to a Specified Employee shall be made during the 6 months after such Specified Employee's Separation from Service unless the Separation from Service is due to death.  Any payments delayed pursuant to this Section 7.1(g) shall be paid immediately following the end of such 6 month period.

(h)Notwithstanding any provision in this Plan to the contrary, if the Participant's Account is less than the applicable dollar amount under Code Section 402(g) at the time of the Participant's Separation from Service, the Participant shall receive the value of his or her Account in the form of a lump sum distribution.

7.2Separation from Service

Upon a Participant's Separation from Service for any reason other than death, the vested portion of the Participant's Account shall be paid to the Participant according to the Participant's distribution election made in accordance with the Plan.

7.3Death

(a)If a Participant dies prior to the complete distribution of his or her Account, the vested portion of the Participant's Account shall be paid to the Participant's designated beneficiary or beneficiaries, according to the Participant's distribution elections made in accordance with the Plan, which election may provide that distributions are accelerated in the event of the Participant's death.  To the extent distributions are accelerated, the beneficiary or beneficiaries may elect to receive the distributions in the calendar year of the Participant's death (if administratively feasible) or in the subsequent calendar year.

(b)A Participant may designate a beneficiary by notifying the Plan Administrator in writing, at any time before Participant's death, on a form prescribed by the Plan Administrator for that purpose.  A Participant may revoke any beneficiary designation or designate a new beneficiary at any time without the consent of a beneficiary or any other person.  If no beneficiary is designated or no designated beneficiary survives the Participant, payment shall be made to the Participant's surviving spouse, or, if none, to the Participant's issue per stirpes, in accordance with the Participant's distribution election.  If no spouse or issue survives the Participant, payment shall be made in a single payment to the Participant's estate.

7.4Withdrawal Due to Unforeseeable Emergency

If a Participant experiences an Unforeseeable Emergency, the Plan Administrator, in its sole discretion, may pay to the Participant only that portion, if any, of the vested portion of such Participant's Account which the Plan Administrator determines is necessary to satisfy the emergency need, including any amounts necessary to pay any federal, state or local income taxes reasonably anticipated to result from the distribution.  A Participant requesting an emergency payment shall apply for the payment in writing using a form prescribed by the Plan Administrator for that purpose and shall provide such additional information as the Plan Administrator may require including the Sub-Account from which the distribution is to be made.

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7.5Taxes

Income taxes and other taxes payable with respect to an Account shall be deducted from such Account.  All federal, state or local taxes that the Plan Administrator determines are required to be withheld from any payments made pursuant to this Article 7 shall be withheld.

ARTICLE 8
PLAN ADMINISTRATOR

8.1Plan Administration and Interpretation

The Plan Administrator shall oversee the administration of the Plan.  Notwithstanding any other provision of the Plan to the contrary, the Plan Administrator shall have complete control and authority to determine the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, deceased Participant, or other person having or claiming to have any interest under the Plan.  The Plan Administrator shall have complete discretion to interpret the Plan and to decide all matters under the Plan.  Such interpretation and decision shall be final, conclusive and binding on all Participants and any person claiming under or through any Participant, in the absence of clear and convincing evidence that the Plan Administrator acted arbitrarily and capriciously.  Any individual(s) serving as Plan Administrator who is a Participant shall not vote or act on any matter relating solely to himself or herself.  When making a determination or calculation, the Plan Administrator shall be entitled to rely on information furnished by a Participant, a beneficiary, the Employer or the Funding Trustee.  The Plan Administrator shall have the responsibility for complying with any reporting and disclosure requirements of ERISA.

8.2Powers, Duties, Procedures, Etc.

The Plan Administrator shall have such powers and duties, may adopt such rules and tables, may act in accordance with such procedures, may appoint such officers or agents, may delegate such powers and duties, may receive such reimbursements and compensation, may determine fees to be paid by Participants in connection with Plan administration, and shall follow such claims and appeal procedures with respect to the Plan as the Plan Administrator may establish.

8.3Information

To enable the Plan Administrator to perform its functions, the Employer shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of Participants, their employment, retirement, death, termination of employment, and such other pertinent facts as the Plan Administrator may require.

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8.4Indemnification of Plan Administrator

EQR agrees to indemnify and to defend to the fullest extent permitted by law any officer(s) or employee(s) who serve as Plan Administrator (including any such individual who formerly served as Plan Administrator) against all liabilities, damages, costs and expenses (including reasonable attorneys' fees and amounts paid in settlement of any claims approved by EQR in writing in advance) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.

ARTICLE 9
CLAIMS PROCEDURES

A Participant, beneficiary or an authorized representative (a "claimant") shall make all claims for benefits under the Plan in writing addressed to the Plan Administrator at the address of EQR.  Each claim shall be reviewed by the Plan Administrator within a reasonable time after it is submitted, but in no event longer than ninety (90) days after it is received by the Plan Administrator.  If a claim is wholly or partially denied, the claimant shall be sent written notice of such fact.  If a decision on a claim cannot be rendered by the Plan Administrator within the ninety (90) day period, the Plan Administrator may extend the period in which to render the decision up to one hundred eighty (180) days after receipt of the written claim.  The denial notice, which shall be written in a manner calculated to be understood by the claimant, shall contain (a) the specific reason(s) for the adverse determination, (b) reference to the specific Plan provisions on which the adverse determination is based, (c) a description of any additional material information necessary for the claim to be granted and an explanation of why such information is necessary, and (d) a description of the Plan's claim review procedures, the time limits under the procedures and a statement regarding the claimant's right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974 ("ERISA") following an adverse benefit determination on appeal.

Within sixty (60) days after receipt by the claimant of written notice of the denial, the claimant or his duly authorized representative may appeal such denial by filing a written application for review with the Plan Administrator at the address of EQR.  Each such application shall state the grounds upon which the claimant seeks to have the claim reviewed.  The claimant or his representative may request access to all pertinent documents relative to the claim for the purpose of preparing the application.  The Plan Administrator will then review the decision and notify the claimant in writing of the result within sixty (60) days of receipt of the application for review.  The sixty (60) day period may be extended if specific circumstances require an extension of time for processing, in which case the decision shall be rendered as soon as possible, but no later than one hundred twenty (120) days after receipt of the application for review.  The appeal denial notice, which shall be written in a manner calculated to be understood by the claimant, shall contain (a) the specific reason or reasons for the adverse determination, (b) reference to the specific Plan provisions on which the adverse determination is based, (c) a statement that the claimant is entitled to receive, upon written request and free of charge, access to and copies of all documents, records and other information relevant to the benefit claim, and (d) a statement regarding the claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on appeal.

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ARTICLE 10
AMENDMENT AND TERMINATION

10.1Amendment

EQR shall have the right to amend the Plan from time to time, subject to Section 10.3 and 10.4, by an instrument in writing which has been executed on its behalf by a duly authorized officer.

10.2Termination of Plan

The Plan is strictly a voluntary undertaking on the part of the Employers and shall not be deemed to constitute a contract between an Employer and any Eligible Employee (or any other employee) or any Eligible Trustee, a consideration for, or an inducement or condition of employment for, the performance of the services by any Eligible Employee (or other employee) or any Eligible Trustee.  EQR reserves the right to terminate the Plan at any time, subject to Section 10.3, by an instrument in writing which has been executed on its behalf by a duly authorized officer.  Upon termination, EQR may (a) elect to continue to maintain the Funding Trust to pay benefits hereunder as they become due as if the Plan had not terminated or (b) direct the Funding Trustee to pay promptly to Participants (or their beneficiaries) the vested balance of their Accounts.  For purposes of the preceding sentence, in the event clause (b) is implemented, the Account balance of all Participants who are in the employ of an Employer at the time the Funding Trustee is directed to pay such balances shall become fully vested and nonforfeitable.  After Participants and their beneficiaries are paid all Plan benefits to which they are entitled, all remaining assets of the Funding Trust shall be returned to the Employers.

10.3Existing Rights

No amendment or termination of the Plan shall adversely affect the rights of any Participant with respect to amounts that have been credited to his or her Account prior to the date of such amendment or termination.

10.4409A

No amendment or termination of the Plan shall cause the Plan to violate Code Section 409A.

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ARTICLE 11
MISCELLANEOUS

11.1No Funding

The Plan constitutes a mere promise by the Employers to make payments in accordance with the terms of the Plan and Participants and beneficiaries shall have the status of general unsecured creditors of the Employers.  Nothing in the Plan will be construed to give any employee or any other person rights to any specific assets of an Employer or of any other person.  In all events, it is the intent of the Employers that the Plan be treated as unfunded for tax purposes and for purposes of Title I of ERISA.  Subject to the foregoing, EQR shall establish and maintain a "rabbi" trust for the purpose of providing benefits under the terms of the Plan.

11.2Non-assignability

None of the benefits, payments, proceeds or claims of any Participant or beneficiary shall be subject to any claim of any creditor of any Participant or beneficiary and, in particular, the same shall not be subject to attachment or garnishment or other legal process by any creditor of such Participant or beneficiary, nor shall any Participant or beneficiary have any right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments or proceeds which he or she may expect to receive, contingently or otherwise under the Plan.

Notwithstanding the foregoing, a domestic relations order, as defined in Code Section 414(p)(1)(B), may provide that a Participant’s rights with respect to all or a part of the Participant's Account are transferred to an alternate payee.  Such domestic relations order may provide that payments to the alternate payee will be accelerated and that such payments will be paid in a different form than the form elected by the Participant, so long as the form is permitted by the Plan.

11.3Limitation of Participant's Rights

Nothing contained in the Plan shall confer upon any person a right to be employed or to continue in the employ of an Employer or on the Board of Trustees of EQR, or interfere in any way with the right of an Employer to terminate the employment of a Participant in the Plan at any time, with or without cause.

11.4Participants Bound

Any action with respect to the Plan taken by the Plan Administrator or the Funding Trustee or any action authorized by or taken at the direction of the Plan Administrator, an Employer or the Funding Trustee shall be conclusive upon all Participants and beneficiaries entitled to benefits under the Plan.

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11.5Receipt and Release

Any payment to any Participant or beneficiary in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Employers, the Plan Administrator and the Funding Trustee under the Plan, and the Plan Administrator may require such Participant or beneficiary, as a condition precedent to such payment, to execute a receipt and release to such effect.  If any Participant or beneficiary is determined by the Plan Administrator to be incompetent by reason of physical or mental disability or age to give a valid receipt and release, the Plan Administrator may cause the payment or payments becoming due to such person to be made to another person for his or her benefit without responsibility on the part of the Plan Administrator, the Employers or the Funding Trustee to follow the application of such funds.

11.6Governing Law

The Plan shall be construed, administered, and governed in all respects under and by the laws of the State of Illinois to the extent not superseded by federal law.  If any provision shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

11.7Headings and Subheadings

Headings and subheadings in this Plan are inserted for convenience only and are not to be considered in the construction of the provisions hereof.

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EXECUTED, on behalf of EQR, this   9th   day of     June     2017.

EQUITY RESIDENTIAL

By:	/s/ Catherine Carraway
Catherine Carraway
Senior Vice President, Human Resources

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